Exhibit 10.45

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is entered into by Spirit AeroSystems, Inc., a Delaware corporation (“we,” “us,” “our,” and other similar pronouns), and Duane Hawkins (“you,” “your,” “yours,” and other similar pronouns), to be effective as of the Effective Date.

Recitals

A.We previously entered into an Employment Agreement with you (the “Agreement”), and we now wish to amend the Agreement to reflect the terms and provisions set forth in this Amendment, with such amended terms to be effective as if included in the Agreement from its inception.

B.You have reviewed this Amendment and found it acceptable.

Amendment

On the basis of the foregoing, the Agreement is amended as follows, effective as of the Effective Date:

1.	Signing Bonus - Restricted Stock

Section 3(b)(ii)-(iii) of the Agreement, relating to your LTIP award signing bonus, is amended in its entirety to read as follows:

(ii)    Signing Bonus - Restricted Stock Subject to approval by the Holdings board of directors, in consideration of entering into this Agreement, we will grant you a one-time award of $440,000 of restricted stock (the “Bonus Shares”) under the Spirit AeroSystems Holdings, Inc. Long-Term Incentive Plan, as amended or restated from time to time (the “LTIP”), subject to the terms and provisions of the LTIP and this Section 3(b). The Bonus Shares will vest in accordance with the following vesting schedule:

Years of Service    Percent Vested
After Effective Grant Date    in Bonus Shares

Less than 2    0%
2 but less than 3    33%
3 but less than 4    66%
4 or more    100%

For purposes of this vesting schedule, the “Effective Grant Date” will be May 7, 2013, which is the same date grants of shares under the LTIP were made to the broad class of LTIP participants for 2013, with the effect that the Bonus Shares will vest on the same schedule as the shares previously awarded to the broad class of LTIP participants for 2013. You will be credited with a year of service after the Effective Grant Date for each 12-month period after the Effective Grant Date during which you are continuously performing services (or deemed to be continuously performing services) for us.

(i)Number of Shares For purposes of determining the number of shares of stock to be granted in connection with the award described in the foregoing clause (ii), the total dollar value of the award will be divided by an amount equal to the average of the opening value and the closing value of a share of our Class A common stock traded on the New York Stock Exchange, as determined on the third trading day after the date on which we publicly announce our earnings for the second fiscal quarter of 2013. The number of shares so determined with respect to each award will be rounded up to the nearest whole number.

2.	Defined Terms

Terms not specifically defined in this Amendment will have the meanings set forth in the Agreement.

3.	Remaining Provisions

The remaining provisions of the Agreement will continue in full force and effect unless and until further amended or modified in accordance with the terms of the Agreement.

IN WITNESS WHEREOF, this Amendment has been executed by the parties on the date(s) set forth below.

SPIRIT AEROSYSTEMS, INC.

Date:_______________________        By:__________________________________
Name:________________________________
Title:_________________________________

Date:_______________________        ____________________________________________
Duane Hawkins